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                               CONTACTS:        STEPHANIE K. MARRUS
                                                V.P., CORPORATE DEVELOPMENT
                                                CREATIVE BIOMOLECULES, INC.
                                                (508) 435-9001

                                                ROBERT GOTTLIEB
                                                FEINSTEIN PARTNERS INC.
                                                (617) 577-8110

FOR IMMEDIATE RELEASE
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        RESEARCHERS PRESENT FIRST PRECLINICAL STUDIES SUGGESTING OP-1 CAN
                       PROTECT AGAINST ACUTE RENAL FAILURE

    DATA PRESENTED AT THE ACUTE RENAL FAILURE IN THE 21ST CENTURY CONFERENCE
                                   AT THE NIH

Hopkinton, Mass., May 7, 1996. Researchers at Creative BioMolecules, Inc. and academic collaborators presented data on the role of OP-1 in kidney development and in restoring renal function in animal models of acute renal failure. OP-1 is a member of a large superfamily of proteins that are involved in embryonic development and tissue formation. The data was presented yesterday at the Acute Renal Failure in the 21st Century Conference sponsored by the National Institutes of Health.

The rationale for the use of OP-1 in treating kidney disease is based on data that demonstrate the protein is involved in the formation of the kidney during embryonic development. These data support previous findings that showed OP-1 deficient mice in knockout studies failed to develop mature kidneys. Additional data was presented to show that levels of OP-1 in the kidney correlate with disease progression. Investigators also presented two independent studies that showed that OP-1 could restore renal function in an animal model of acute renal injury.

"Collectively, these results and data from other studies suggest that OP-1 may provide a basis for the treatment of both acute and chronic renal disease. Follow-on studies are in progress to extend these very encouraging preliminary observations," said Charles Cohen, Ph.D., Chief Scientific Officer of Creative BioMolecules.

Acute renal failure is the rapid and sudden loss of the kidneys' ability to perform their essential functions. The primary causes of acute renal failure are interruptions of blood flow, trauma and certain medications with toxic side effects to the kidneys. Currently, there are no therapies that improve recovery or reduce the extent of kidney injury from acute renal failure, which is often associated with multiple organ failure and a high mortality rate.

Creative BioMolecules is a discovery and development company focused on proprietary protein-based therapeutics for human tissue regeneration and restoration. The Company's therapeutics are based on proteins that act as signals in initiating and regulating the cellular events involved in cell and tissue formation.

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